UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2003

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation.
411 - 108th Avenue N.E.
Bellevue, Washington 98004-5515
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
411 - 108th Avenue N.E.
Bellevue, Washington 98004-5515.

ITEM 5. Other Events

Puget Energy Completes New Liquidity Facilities, Reaffirms 2002 Earnings Guidance and Estimates Potential Impact of Forecasted Adverse Hydroelectric Conditions on 2003 Earnings

        On December 23, 2002, Puget Energy’s utility subsidiary, Puget Sound Energy, replaced its $375 million line of credit which was scheduled to expire in February 2003. Puget Sound Energy’s new $400 million of short term liquidity facilities consist of a 364-day, $250 million unsecured credit agreement with eight banks and a three-year $150 million accounts receivable securitization program. At December 31, 2002, Puget Sound Energy had outstanding short term borrowings of approximately $30 million.

        Puget Energy expects 2002 earnings will be around the high end of its previously announced earnings guidance range of $1.20 to $1.25 per share. The 2002 financial results are scheduled to be released after the close of the market on February 12, 2003.

        Puget Sound Energy’s hydroelectric production and related power costs in 2003 are expected to be impacted negatively by drought conditions in the Pacific Northwest region associated with El Nino. Precipitation levels during the last three months of 2002 were only 67 percent of normal in the Columbia River Basin above Grand Coulee Dam. The Northwest Rivers Forecast Center on January 9, 2003 predicted that streamflows in that basin would be only 80 percent of normal, assuming average precipitation and snowpack for the balance of the winter season. In a normal water year, Puget Sound Energy obtains about 38% of its energy supply from low cost hydroelectric facilities, primarily dams below Grand Coulee on the Columbia River. If the forecasted streamflow reductions occur, the Company will need to replace that low cost hydropower with more expensive thermally generated and purchased power. The Company estimates that the resulting increase in power costs could reduce its earnings by approximately $.25 in 2003, taking into account the variable power cost adjustment mechanism (PCA) in the Company’s retail rates. The earnings reduction would have no impact on the Company’s $1.00 per share Common Stock dividend.

        Puget Sound Energy’s PCA limits the Company’s cumulative pre-tax earnings exposure for the 4-year period ending June 30, 2006, due to power cost variations from the costs reflected in customer rates, to $40 million plus 1% of costs in excess of that amount. If the predicted adverse hydroelectric conditions occur, the Company would expect to reach the $40 million cumulative cap under the PCA mechanism by the fourth quarter of 2003. For the balance of the period during which the PCA is in effect, further increases in variable power costs would be apportioned 99% to Puget Sound Energy customers and 1% to the Company.

        Puget Energy will provide information on fourth-quarter 2002 results and 2003 outlook in its February 12 earnings release and during a conference call for analysts scheduled at 10 a.m. ET (7 a.m. PT) on Thursday, February 13, 2003. The call will be broadcast live through a Web cast at www.pse.com by accessing the Investors section of the Web site. The Web cast will be archived and available for replay following the live call. A tape-recorded replay of the call will be available two hours after completion of the conference on February 13 through midnight (ET) February 17, 2003 by dialing 1-800-428-6051 and entering the conference identification number 280602.

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Cautionary Statement: Certain statements contained in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding estimates of earnings per share. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue” or similar expressions. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect actual results include, among others, governmental policies and regulatory actions, including those of the FERC and the WUTC, with respect to financings, industry and rate structures, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased energy and other capital investments, and present or prospective wholesale and retail competition; weather, which can have a serious impact on retail energy sales and on PSE’s ability to procure adequate supplies of gas, fuel or purchased power to serve its customers and on the cost of procuring such supplies; hydroelectric conditions, which can have a serious impact on electric capacity and PSE’s ability to generate electricity; wholesale energy prices; industrial, commercial and residential growth and demographic patterns in the service territories of PSE; and the ability of Puget Energy and PSE to access the capital markets to support requirements for working capital, construction costs and the repayment of maturing debt. More information about these and other factors that potentially could affect Puget Energy’s financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Quarterly Report on Form 10-Q for the third quarter of 2002 and in their other public filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Puget Energy and PSE undertake no obligation to update any forward-looking statements.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

/s/ Stephen A. McKeon
Stephen A. McKeon
Senior Vice President Finance and
Chief Financial Officer

Date: January 15, 2003